Exhibit 3.1 (a)

                            Articles of Incorporation

                                State of Delaware

                        Office of the Secretary of State
                                                                          PAGE 1
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     I, EDWARD J. FREEL,  SECRETARY OF STATE OF THE STATE OF DELWARE,  DO HEREBY
CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "TRANSMERIDIAN EXPLORATION INCORPORATED", FILED IN THIS ON THE EIGHTEENTH DAY OF APRIL, A.D. 2000, AT 12 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

                                     By: /S/ Edward J. Freel, Secretary of State
                                     -------------------------------------------
         3212598 8100                Edward J. Freel, Secretary of State
         001197480                   AUTHENTICATION: 0390131

                                                     DATE: 04-19-00


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                          CERTIFICATE OF INCORPORATION
                                       OF
                     TRANSMERIDIAN EXPLORATION INCORPORATED

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that:

First: The name of the Corporation is Transmeridian Exploration Incorporated.

Second: Its Registered Office in the State of Delaware is to be located at 9 East Loockerman Street in the City of Dover, County of Kent, 19901. The Registered Agent in charge thereof is National Registered Agents, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total authorized capital stock of the corporation is two hundred million (200,000,000) shares each with a par value of three ten-thousandths of a cent ($0.0003).

Fifth: Shareholders shall be entitled as a matter of right to a preemptive right, for a period of thirty days, to subscribe for, purchase or receive any shares of the corporation which it may issue or sell, whether out of the number of shares authorized by the Certificate of Incorporation or by amendment thereof, or out of the shares of the corporation acquired by it after the issuance thereof, any shareholder shall be entitled as a matter of right to purchase or subscribe for or receive any bonds, debentures, or other obligations which the corporation may issue or sell that shall be convertible into or exchangeable for shares, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for or purchase from the corporation any shares of any class or classes; and after the expiration of said thirty days, any and all of such shares, rights, bonds, debentures or other obligations which the corporation may have issued, reissued, transferred, or granted by the Board of Directors, as the case may be, to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in tits discretion may determine.

Sixth: The name and mailing address of the incorporator are as follows:

NAME                            MAILING ADDRESS
Mark H. Schaeffer               18 South Ridge Road
Start-a-Business.com.Inc.       Pomona, New york 10970

Seventh: The duration of the corporation shall be perpetual.

Eighth: When a compromise or arrangement is proposed between the corporation and its creditors or any class of them or between the corporation and its shareholders or any class


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of them, a court of equity  jurisdiction within the state, on application of the corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation pursuant tot eh provisions of Section 291 of Title 8 of the Delaware Code or on application of trustees in dissolution or of any receiver or receivers appointed for the corporation pursuant to provisions of Section 279 of Title 8 of the Delaware Code may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization , to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation.

Ninth: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

Tenth: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved.

Eleventh: The initial Directors of the company will be Peter L. Holstein (Chairman & CEO), Lorrie T. Olivier (President & COO) and Philip J. McCauley.

Dated on this 18th day of April, 2000.

                                        By: /S/ Mark H. Schaeffer, Incorporator
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                                        Mark H. Schaeffer, Incorporator


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